Exhibit 99.2

American Eagle Outfitters, Inc.
May 2010

Recorded Sales Commentary dated June 3, 2010

Good morning and welcome to the American Eagle Outfitters May 2010 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended May 29, 2010 decreased 1% to $193 million compared to $196 million for the four weeks ended May 30, 2009. Consolidated comparable store sales decreased 3%, compared to a 7% decrease for the same period last year.

May sales were below our original plan. We experienced an unexpected decline in traffic early in the month, which continued until we reached Memorial Day weekend, when sales and traffic rebounded. For the month overall, the AUR was down slightly. However the average dollar sales increased as a result of higher units per transaction. AE men's comps declined slightly, and women's comps were in the negative mid single-digits.

During the month of June we will move to our summer clearance event in preparation for the initial back-to-school floor-set, arriving in stores on July 10th.

We continue to expect second quarter adjusted EPS to be within our guidance range of $0.12 to $0.16 per share, which compares to adjusted EPS of $0.18 last year. The guidance excludes $0.13 of estimated closing charges and an operating loss related to MARTIN + OSA. It also excludes potential investment security charges.

Thank you for your continued interest in American Eagle Outfitters.